                                                                    Exhibit 10.1

                                 [NEOPATH LOGO]

                                    PROPOSAL
                                       TO

                    SMITHKLINE BEECHAM CLINICAL LABORATORIES

                          1201 South Collegeville Road
                             Collegeville, PA 19426

OVERVIEW OF PROPOSAL

NeoPath, Inc. (NeoPath) proposes to provide SmithKline Beecham Clinical Laboratories (SBCL) [*] AutoPap(R) 300 QC [*] to handle approximately [*] Pap smears per year at the Atlanta facility, or one instrument for every [*] slides processed.

Because NeoPath supports SBCL as an early adopter of our products, we would ask that SBCL continue to serve as reference sites for financial individuals or organizations interested in the AutoPap Systems. Site visits will be mutually agreed upon in advance with notice provided to the laboratory.

1.       OFFER

1.1      PRICING AND AVAILABILITY

         The AutoPap 300 QC Systems will be offered on a fee-per-slide-processed: $[*] per slide for all slides from managed care contracts, up to 18 months or until re-negotiated, whichever comes first, and up to a maximum of [*] of the total volume, $[*] per slide for all other slides processed. This offer is based on a minimum volume of [*] slides per year per instrument.

1.2      EXCLUSIVITY

         For the term of this contract, SBCL agrees to utilize AutoPap Systems for all of their automated Pap smear reading needs.


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
1.3      TERMS

         The term of this Agreement is for a period of 3 years from the date installation completion of the first AutoPap 300 QC System with provision for automatic annual renewals thereafter, unless a 60-day prior written notification is issued by either party to the other at the end of the term. As per the NeoPath STANDARD TERMS AND CONDITIONS, NeoPath will deliver the AutoPap 300 QC Systems FOB carrier at the NeoPath manufacturing facility. SBCL is responsible for all transportation costs (including, but not limited to: shipping charges, premiums for freight insurance, and transporting the AutoPap 300 QC Systems to the shipping destination).

1.4      CANCELLATION OF AGREEMENT

         If it is determined during the initial [*] after the installation of the first AutoPap 300 QC Systems that they will not perform to the agreed upon specifications, the instruments may be returned and the Agreement dissolved. (Please see Section 4). In any case, NeoPath will have 60 days from notification of a technical problem to correct said problem, or replace the entire instrument.

2.1      SERVICE

         2.1.1    WARRANTY

                  NeoPath will warrant each AutoPap System against defects in materials and workmanship for the period of the Agreement as provided for in the STANDARD TERMS AND CONDITIONS.

         2.1.2    LEVEL OF SUPPORT

                  NeoPath, or its authorized service representative, will provide timely repairs, maintenance, enhancements, and inspections, as required, to assure that the AutoPap Systems perform to specifications.

         2.1.3    PRICE

                  Routine service, as defined by NeoPath, is included in the per-slide fee. However, the cost of service and/or repairs resulting from negligence, misuse, abuse and/or non-routine causes will be charged to SBCL.

2.2      INSTALLATION

         Prices Quoted for the proposed AutoPap Systems include installation and training provided by NeoPath. All such work will be done under the supervision of SBCL.

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
3.       ACCESSORIES

3.1      Each offered AutoPap System includes the following NeoPath accessories:

                          QUANTITY                  DESCRIPTION
                          --------                  -----------

                            [*]                     AutoPap Slide Trays
                              1                     Operator Manual
                              1                     Start-Up Kit*

         * Start-Up Kit will include one pack of printer paper and one roll of Bar Code Labels [*] sets of [*] labels per roll

3.2 The following additional accessories are offered by NeoPath at the indicated prices:

                       DESCRIPTION                  PRICE
                       -----------                  -----

                       Bar Code Labels              [*] (U.S.) per roll
                       AutoPap Slide Tray           [*] (U.S.) per tray

4.       ACCEPTANCE CRITERIA FOR AUTOPAP(R) 300 QC SYSTEM ACQUISITION

         The AutoPap System will perform in accordance with the Product Insert.

5.       PROPOSAL ACCEPTANCE

5.1      DURATION OF PROPOSAL

         This Proposal shall remain valid through March, 1996.

5.2      ACCEPTANCE OF OFFER

NEOPATH, INC.                        SMITHKLINE BEECHAM CLINICAL LABORATORIES

By:  /s/ VOLKER R. KETTERING         By:  /s/ EDWARD A. KAUFMAN
- ---------------------------------    -------------------------------------------
Volker R. Kettering                  Edward A. Kaufman, M.D.

                                     Vice President and
Vice President, Sales                National Medical Director
- ---------------------------------    -------------------------------------------
Title                                Title

March 7, 1996                        May 9, 1996
- ---------------------------------    -------------------------------------------
Date                                 Date

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                                       -3-
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
                                NEOPATH(R), INC.

                 AUTOPAP(R) 300 QC AUTOMATIC PAP SCREENER SYSTEM

                               INDICATION FOR USE

INTENDED USE

The AutoPap 300 QC System is an automated cervical cytology rescreening device intended for use in the quality control and rescreening of previously screened Papanicolaou (Pap) smear slides. The AutoPap 300 QC System is to be used only on conventionally prepared Pap smear slides that have been previously classified as within normal limits (WNL) and satisfactory for interpretation by a screening cytologist. The AutoPap 300 QC System is not intended to replace the current laboratory slide review processes referred to as "high-risk rescreen."

                      SUMMARY AND EXPLANATION OF THE SYSTEM

The AutoPap 300 QC System is an automated cytology rescreening device that uses a high-speed video microscope, image interpretation software, and specially designed field-of-view computers to image, analyze, and classify cells within the complex images on a Pap smear slide.

The AutoPap 300 QC System is intended to detect evidence of squamous carcinoma and adenocarcinoma and their usual precursor conditions missed on prior manual microscopic examination of Pap smear slides. These abnormalities fall within the following diagnostic categories of The Bethesda System:

                  EPITHELIAL CELL ABNORMALITIES

                  Squamous Cell

                  Atypical squamous cells of undetermined significance (ASCUS) Low-grade squamous intraepithelial lesions (LSIL)
                  High-grade squamous intraepithelial lesions (HSIL)
                  Squamous cell carcinoma

                  Glandular Cell

                  Atypical glandular cells of undetermined significance (AGUS) Endocervical adenocarcinoma
                  Endometrial adenocarcinoma
                  Extrauterine adenocarcinoma

Pap smear slides screened as WNL and adequate for analysis by a screening cytotechnologist are to be rescreened by the AutoPap 300 QC System. Based on cytologic evidence, the device then identifies, for manual quality control (QC) review, slides with the highest probability of being a false negative to create an enriched sample. The result is that there is a higher prevalence of false negative slides in the sample selected for manual QC review.

The System classifies each slide into one of three categories:

         QC REVIEW Further human review recommended; specimen is potentially abnormal.

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         NO REVIEW No evidence to recommend further human review.

         REVIEW Squamous component not detected; OR, not enough cellular material for analysis.

Slides that are not successfully processed are classified as Process Review or Rerun. These slides may be able to be reprocessed based upon the information provided in the slide report and the instructions provided in the Operator's Manual. If a slide cannot be successfully reprocessed, it is recommended that the laboratory conduct its usual procedure for routine QC selection.

The laboratory also should select for manual microscopic review the Pap smear slides from patients or groups of patients that have been identified as having a high probability of developing cervical cancer, based on available patient information.

                                   LIMITATIONS

AutoPap 300 QC System performance has not been established for use as a primary screener of Pap smears.

Clinical data demonstrated that use of the AutoPap 300 QC System will improve the recovery of false negative slides in the laboratory over a random selection method. However, this device does not recover all false negative slides; false negative readings should still be expected to occur with the use of this device.

The AutoPap 300 QC System is not intended or recommended for use as a confirmatory screener for slides that have been previously classified as abnormal or unsatisfactory for interpretation.

The performance characteristics of the AutoPap 300 QC System have not been established for the detection of the cervical abnormalities that fall within the following diagnostic categories of The Bethesda System:

         -     Benign cellular changes due to infection

         - Reactive changes associated with inflammation, atrophy with inflammation, radiation, and intrauterine contraceptive device
               (IUD)

         - Endometrial cells, cytologically benign, in a postmenopausal woman

         - Adenocarcinoma, not otherwise specified (NOS) (specimen contains cellular evidence of adenocarcinoma but unable to further subclassify as to site of origin)

         -     Other malignant neoplasms

Use of the AutoPap 300 QC System is intended to be performed only under the direct supervision of licensed and/or certified cytotechnologists, cytopathologists, or laboratory directors who have been trained and certified to use the AutoPap 300 QC System by NeoPath, Inc., one of its subsidiaries, or an educational institution certified by NeoPath, Inc., to conduct training.

The AutoPap 300 QC System is designed to be compatible with a wide range of staining procedures currently implemented in clinical laboratories. However, the device is not compatible with all staining methods currently in use. The compatibility of a laboratory's staining process will be assessed by NeoPath prior to clinical use of the device by the laboratory. NeoPath may recommend alternate staining procedures intended to optimize the performance of the device while maintaining the integrity and current performance level of the human review process.

The AutoPap 300 QC System is intended for use in processing only conventionally prepared cervical/vaginal Pap smear slides that meet the slide, coverslip and staining characteristics provided in the Operator's Manual.

This device is intended for use only with glass microscope slides and glass coverslips.

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
                            WARNINGS AND PRECAUTIONS

         WARNINGS

                  Broken Glass Hazard when Handling Slides

Do not drop or break slides during slide preparation and when loading and unloading slides into trays. If slides are broken, injuries may occur.

                  Moving Parts Hazard when Loading/Unloading Trays

Remove all potentially obstructive jewelry and clothing before loading or unloading trays. After opening a hopper door, be sure all moving parts in the hopper have stopped before inserting or removing a tray. If trays are inserted before all moving parts have stopped, injuries may occur or the device may jam.

                  Shock Potential when Cleaning the Monitor

Failure to remove power to the monitor before performing the procedure could result in an electric shock. See Operator's Manual.

                  Shock Potential when Power Applied Improperly

The symbol next to the power connector indicates potential shock hazard. Ensure that the system is connected to a power receptacle that provides voltage and current within the specified rating for the system. Use of an incompatible power receptacle may produce electrical shock and fire hazards.

                  Shock Potential when Improperly Grounded

Never use a two-prong plug adapter to connect primary power to the system. Use of a two-prong adapter disconnects the utility ground, creating a potential shock hazard. Always connect the system power cord directly to an appropriate receptacle with a functional ground.

                  Shock Potential when Cleaning with Power Applied

Always turn off the power switch and unplug the power cord before cleaning the outer surfaces or internal components of the device.

                  Shock Potential from Spilled Liquids

Do not place containers with liquids on the device or the workstation cart. Do not spill liquids on the system; fluid seepage into internal components creates a potential shock hazard. Shut down the device, disconnect from the power source and wipe up all spills immediately. Do not operate the system if internal components have been exposed to fluid.

         PRECAUTIONS

                  Compliance with Standards

Prior to using the device, a laboratory must ensure that the use of the AutoPap 300 QC System as a quality control method complies with all applicable federal, state and local requirements for that laboratory. NeoPath will provide available information and assistance in this regard, upon request.

                  Slide and Coverslip Requirements

This device is intended for use only with glass microscope slides and glass coverslips.

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
This device cannot be recommended for use with slides and coverslips that do not comply with the specifications provided in the Operator's Manual, particularly slides with plastic coverslips, broken slides, dirty or marked slides and non-standard slide or coverslip sizes.

                  Backup Procedures

When performing the backup procedures, NeoPath recommends that two tapes be used in rotation; each tape would be used every other day. This will ensure minimum loss of data in the unlikely event of workstation failure.

                  Shutdown Procedures

Except in an emergency situation, such as those described in the Warnings section, shutting down the AutoPap 300 QC System should be performed only with prior authorization of a company representative in order to avoid loss of data. If no emergency situation exists, contact NeoPath, Inc., or its designated representative before attempting to shut down the device.

                  Power Down Procedures

It is important to shut down the system components in the proper order. See Operator's Manual.

                  Restart Procedures

The AutoPap 300 QC Workstation must always be turned on and booted BEFORE the AutoPap 300 QC Instrument is turned on. It is important to apply power to the system components in the proper order. See Operator's Manual.

                  Installation and Service

The device should be installed only by company authorized personnel. Only technically qualified personnel, trained by NeoPath, should perform troubleshooting and service procedures on internal components.

                  Replacement Fuses

Use replacement fuses with the required current rating and specification. Using improper fuses or short-circuiting the fuse holders may cause fire or damage the device.

                           REPORTS OF CLINICAL STUDIES

Several multi-center, well-controlled clinical studies were conducted to evaluate the performance of the device. An intended use study confirmed the accuracy of the AutoPap 300 QC System using a masked, prospective design. Several sensitivity and precision studies were conducted to confirm the performance characteristics and reliability of the device.

ACCURACY STUDY:  THE CLINICAL EVALUATION STUDY

The Clinical Evaluation Study was designed to compare the effectiveness of a random selection quality control practice in a cytology laboratory to the effectiveness of the AutoPap 300 QC System using a quality control application. The AutoPap 300 QC System was operated, as nearly as possible, in a manner similar to that recommended for routine laboratory use.

The objective of the study was to test the hypothesis that the device is capable of providing a higher proportion of false negative slides for quality control review than can be achieved by a random selection method. This hypothesis was evaluated over a range of quality control review rates.

A 100% manual rescreen of all processed slides was performed in this study to identify, as nearly as possible, the total population of false negative slides available for review. This population of false negative slides was then used as the target population to measure the efficacy of the device in identifying these false negative slides

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SmithKline Beecham Clinical Laboratories
at a 10% QC review rate. The study design ensured that the site personnel were effectively masked and enhanced the probability of detecting the false negative slides present within the entire study population. The total number of slides used in the analysis was 14,914.

Each false negative slide recovered during the study was reviewed by an Internal Discrepancy Panel of study site personnel as well as an External Discrepancy Panel of independent pathologists. The results of the External Discrepancy Panel review are used to demonstrate the efficacy of the device.

These results demonstrate that the AutoPap 300 QC System identifies a subset of manual screen negative Pap smear slides that have been enriched through computer selection of false negative slides. A manual screening of this enriched subset 10% of the total manual screen negative slides will identify up to 50% of false negatives when compared to a 100% manual rescreen. This compares to the expected identification of only 10% of false negatives by a completely random selection review.

         TABLE 1           Clinical Evaluation Study
                           Sensitivity to False Negative Slides by Diagnostic Category and Overall
                           10% QC Review Rate,
                           % Sensitivity, (N)

- --------------------------------------------------------------------------------------------------------------------------
                        Site 1         Site 2        Site 3         Site 4         Site 5        Site 6         All Sites
                                                                                                                (excluding
                                                                                                                Site 3(1))

- --------------------------------------------------------------------------------------------------------------------------
Review Rate(2)          11.2%          11.8%         37.2%           9.4%           6.1%          19.3%            11.8%
- --------------------------------------------------------------------------------------------------------------------------
FN-ASCUS                22.5%          36.7%         47.4%          33.3%          35.7%           0.0%            29.7%
                                                                                                                (41/138)

- --------------------------------------------------------------------------------------------------------------------------
FN-AGUS                100.0%          20.0%        100.0%           0.0%          37.5%          50.0%            29.4%
                                                                                                                  (5/17)

- --------------------------------------------------------------------------------------------------------------------------
FN-LSIL                 57.1%          83.3%        100.0%           0.0%          42.9%         100.0%            51.6%
                                                                                                                 (16/31)

- --------------------------------------------------------------------------------------------------------------------------
FN-HSIL                100.0%            NA            NA          100.0%          42.9%            NA             60.0%
                                                                                                                  (6/10)

- --------------------------------------------------------------------------------------------------------------------------
FN-Cancer                 NA            0.0%           NA             NA             NA             NA              0.0%
                                                                                                                   (0/1)

- --------------------------------------------------------------------------------------------------------------------------
All FN(3)               32.0%          38.1%         56.5%          25.0%          37.6%          16.7%            34.5%
                                                                                                                (68/197)

- --------------------------------------------------------------------------------------------------------------------------
All FN-LSIL+(4)         66.7%          71.4%        100.0%          25.0%          42.9%         100.0%            52.4%
                                                                                                                 (22/42)

- --------------------------------------------------------------------------------------------------------------------------

1. Site 3 is excluded from overall results due to incompatibility of staining procedure with the device.

2. Review Rate: Average percent identified as QC Review using the global 10% QC review rate.

3. All FNs: Includes the diagnostic categories of ASCUS, AGUS, LSIL, HSIL and Carcinoma.

4.       ALL FN-LSIL+: Includes the diagnostic categories of LSIL, HSIL and
         Carcinoma.


Analysis of the overall performance of the device in detecting the presence or absence of an endocervical component shows the following:

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
         - 85% of normal slides with endocervical component are correctly classified. 15% of the normal slides with endocervical component are reported as "endocervical component not detected." However, this result does not affect the computation of the QC score.

         - 73% of normal slides without endocervical component are correctly classified.

SENSITIVITY STUDIES

Two large, multi-center sensitivity studies were performed using abnormal slides. Each selected abnormal slide required a normal matched control slide.

The Current Archive Sensitivity Study used recent abnormal slides processed by the laboratory. The diagnostic categories selected included ASCUS, AGUS, LSIL, HSIL, cancer (squamous, glandular, and extrauterine) and detected false negative slides. The total number of slides used in the analysis, including matched controls, was 2,584.

The Historical Archive Sensitivity Study used abnormal slides retrieved from the archived records of each trial site. The diagnostic categories selected included AGUS, LSIL, HSIL, cancer (squamous, glandular, and extrauterine) and detected false negative slides. The total number of slides used in the analysis, including matched controls, was 3,589 (see Table 2).

         TABLE 2 Sensitivity to Abnormal Slides by Diagnostic Category Historical Sensitivity Study
                           10% QC Review Rate, % Sensitivity, (N)

- --------------------------------------------------------------------------------------------------------------------------
                        Site 1         Site 2        Site 3         Site 4        Site 5         Site 6         All Sites
                                                                                                                (excluding
                                                                                                                Site 3(2))

- --------------------------------------------------------------------------------------------------------------------------
AGUS                     45.0%         33.3%         60.0%          45.9%           NA           34.4%            39.5%
                          (80)          (30)           (5)           (37)                         (96)            (243)
- --------------------------------------------------------------------------------------------------------------------------
LSIL                     67.4%         62.2%         68.3%          68.7%         46.2%          60.5%            60.9%
                          (89)          (90)          (63)           (67)          (80)           (86)            (412)
- --------------------------------------------------------------------------------------------------------------------------
HSIL                     84.7%         79.0%         90.4%          87.7%         70.3%          88.6%            82.1%
                          (85)          (81)          (73)           (57)          (74)           (88)            (385)
- --------------------------------------------------------------------------------------------------------------------------
Cancer                  100.0%         86.5%         66.7%          61.5%         50.0%          71.1%            79.1%
                          (21)          (52)           (3)           (26)           (2)           (38)            (139)
- --------------------------------------------------------------------------------------------------------------------------
Review Rate(1)           16.5%         13.5%         34.2%          13.3%          7.6%          10.4%            12.9%

- --------------------------------------------------------------------------------------------------------------------------

1. Review Rate: Average percent identified as QC Review at each laboratory using the global 10% QC review rate.

2. Site 3 is excluded from overall results due to incompatibility of staining procedure with the device.
- --------------------------------------------------------------------------------
The data derived from processing these abnormal slides demonstrate that the AutoPap 300 QC System has significant sensitivity to all tested categories of abnormal slides (see Table 3).

         TABLE 3 Sensitivity to Abnormal Slides by Diagnostic Category Current Archive Study (CAS) and Historical Sensitivity Study (HSS)
                           10% QC Review Rate, % Sensitivity, (N)

- --------------------------------------------------------------------------------
             ASCU           AGUS           LSIL          HSIL         CANCER
- --------------------------------------------------------------------------------
CAS          36.1%          27.3%          60.0%         80.2%         62.5%


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

- --------------------------------------------------------------------------------
             (205)          (22)           (410)         (202)         (8)
- --------------------------------------------------------------------------------
HSS            NA          39.5%           60.9%         82.1%       79.1%
                           (243)           (412)         (385)       (139)
- --------------------------------------------------------------------------------

An analysis was conducted of the subset of cancer slides retrieved from the archived records. This subset represented the larger sample size from the two sensitivity studies. The sensitivity rates, by subclassification category, are reported in Table 4. (These subclassifications are derived from the procedures used across all the participating laboratories and may not coincide with individual laboratory practice.)

These results show the device has a significant sensitivity to cancer slides.

         TABLE 4           Sensitivity to Subset of Cancer Slides
                           10% QC Review Rate, % Sensitivity, (N)

- -------------------------------------------------------------------------------------------
   Squamous      AdenoCA    Malignant    Endocervical   Endometrial     AIS(3)   All Cancer
     CA(1)       NOS(2)        NOS         AdenoCA        AdenoCA                  Slides
- -------------------------------------------------------------------------------------------
    91.3%        52.6%       40.0%         100.0%           66.7%       58.8%      77.7%
     (80)         (19)         (5)            (3)            (15)        (17)      (139)
- -------------------------------------------------------------------------------------------

1.       CA: Carcinoma

2. NOS: Not otherwise specified (specimen contains cellular evidence of adenocarcinoma but unable to further subclassify as to site of origin)

3.       AIS: Adenocarcinoma in situ
- --------------------------------------------------------------------------------

A second subset analysis was conducted for the HSIL and cancer slides identified by the clinical trial sites as having a biopsy-confirmed diagnosis. The slides were selected from both the Historical Sensitivity Study and the Current Archive Sensitivity Study.

These results indicate the device has a significant sensitivity to biopsy-confirmed HSIL and cancer slides (see Table 5).

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
  TABLE 5           Sensitivity to Subset of Biopsy-Confirmed HSIL and Cancer
                    Slides
                    10% QC Review Rate

- ----------------------------------------------------------------------------------------------------------------------
                 No. of Biopsies       No. of Biopsies      Confirmed Biopsies Called         % Sensitivity
                                          Confirmed                  "Review"

- ----------------------------------------------------------------------------------------------------------------------
HSIL             60                     51                     43                              84.3%
- ----------------------------------------------------------------------------------------------------------------------
CANCER           35                     33                     22                              66.7%
- ----------------------------------------------------------------------------------------------------------------------
TOTAL            95                     84                     65                              77.4%
- ----------------------------------------------------------------------------------------------------------------------

PRECISION STUDIES

Two studies were conducted to assess precision, or repeatability, of the device. The first study was the Multi-Run Standardized Sample Set Study which used a set of 32 well-characterized slides, processed up to 30 times on each of three separate devices. Of the 32 slides, 25 demonstrated 100% repeatability (see Table 6). The average percent agreement on all slides was 99.6% overall. These results confirm that the repeatability of the device in calling a slide QC Review or No Review is consistent from device to device (inter-device repeatability) and within each tested device (intra-device repeatability).

  TABLE 6           Summary Results of Precision Study
                    Multi-Run of Standardized Sample Set
                    % Repeatability of QC Review/No Review
                    Outcome for Each Slide

- -----------------------------------------------------------------------------------------------------------------
  Barcode           QC Review           Site 0          Site 1         Site 4        Overall         Diagnosis
                    No Review
- -----------------------------------------------------------------------------------------------------------------
940006439          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006443          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006464          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006467          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006472          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006473          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006476          No Review              100%            100%           96%            99%            Normal
- -----------------------------------------------------------------------------------------------------------------
940006487          No Review              97%             93%            100%           96%            Normal
- -----------------------------------------------------------------------------------------------------------------
940006489          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006492          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006493          No Review              100%            100%           100%           100%           Normal
- -----------------------------------------------------------------------------------------------------------------
940006497          No Review              NA              100%           96%            98%            Normal
- -----------------------------------------------------------------------------------------------------------------
940007379          QC Review              100%            100%           96%            99%            ASCUS
- -----------------------------------------------------------------------------------------------------------------
940007381          QC Review              97%             100%           100%           99%            ASCUS
- -----------------------------------------------------------------------------------------------------------------
940007409          QC Review              100%            100%           96%            99%            ASCUS
- -----------------------------------------------------------------------------------------------------------------
940007410          QC Review              97%             100%           96%            98%            ASCUS
- -----------------------------------------------------------------------------------------------------------------
940007416          QC Review              100%            100%           100%           100%           ASCUS
- -----------------------------------------------------------------------------------------------------------------
921011542          QC Review              100%            100%           NA             100%           AGUS
- -----------------------------------------------------------------------------------------------------------------
940006420          QC Review              100%            100%           100%           100%           LSIL
- -----------------------------------------------------------------------------------------------------------------
940006425          QC Review              100%            100%           100%           100%           LSIL
- -----------------------------------------------------------------------------------------------------------------
940006428          QC Review              100%            100%           100%           100%           LSIL
- -----------------------------------------------------------------------------------------------------------------
940006430          QC Review              100%            100%           100%           100%           LSIL
- -----------------------------------------------------------------------------------------------------------------
940006436          QC Review              100%            100%           100%           100%           LSIL
- -----------------------------------------------------------------------------------------------------------------

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

- -----------------------------------------------------------------------------------------------------------------
  Barcode           QC Review           Site 0          Site 1         Site 4        Overall         Diagnosis
                    No Review
- -----------------------------------------------------------------------------------------------------------------
940006390          QC Review              100%            100%           100%           100%           HSIL
- -----------------------------------------------------------------------------------------------------------------
940006393          QC Review              NA              100%           100%           100%           HSIL
- -----------------------------------------------------------------------------------------------------------------
940006397          QC Review              100%            100%           100%           100%           HSIL
- -----------------------------------------------------------------------------------------------------------------
940006398          QC Review              100%            NA             100%           100%           HSIL
- -----------------------------------------------------------------------------------------------------------------
940007261          QC Review              100%            NA             100%           100%           HSIL
- -----------------------------------------------------------------------------------------------------------------
921011561          QC Review              100%            100%           100%           100%           HSIL/CIS(1)
- -----------------------------------------------------------------------------------------------------------------
921011562          QC Review              100%            100%           100%           100%           HSIL/CIS
- -----------------------------------------------------------------------------------------------------------------
921011565          QC Review              100%            100%           100%           100%           HSIL/CIS
- -----------------------------------------------------------------------------------------------------------------
921011574          QC Review              NA              100%           NA             100%           SquamCarc
- -----------------------------------------------------------------------------------------------------------------

1.  CIS = Carcinoma in situ

- --------------------------------------------------------------------------------
The second precision study required multiple processing runs of the abnormal slides selected for use in the Historical Sensitivity Study. The total number of slides used in the analysis was 10,674. The results demonstrate that the device produces substantially equivalent sensitivity estimates when repeatedly processing large sets of abnormal and matched control slides. The data presented illustrates a high degree of between-run agreement overall (see Table 7).

         TABLE 7           Combined Results of Precision Study
                           Multi-Run of Historical Sensitivity Study Slide Set 10% QC Review Rate, % Sensitivity

- -------------------------------------------------------------------------------------------------------
                              AGUS             LSIL             HSIL           Cancer           Review
                                                                                                Rate(1)
Site 1         Run 1          45.0%            67.4%            84.7%           100.0%           16.5%
               Run 2          48.1%            72.0%            86.2%           100.0%           14.8%
               Run 3          43.6%            72.7%            87.1%           100.0%           16.3%
Site 2         Run 1          33.3%            62.2%            79.0%           86.5%            13.5%
               Run 2          36.7%            54.4%            80.5%           85.0%            12.3%
               Run 3          33.3%            57.6%            84.0%           87.8%            15.6%
Site 3         Run 1          60.0%            68.3%            90.4%           66.7%            34.2%
               Run 2          50.0%            75.7%            95.5%           75.0%            32.2%
               Run 3          40.0%            68.5%            92.2%           75.0%            27.5%
Site 4         Run 1          45.9%            68.7%            87.7%           61.5%            13.3%
               Run 2          52.8%            71.2%            83.6%           53.1%            11.0%
               Run 3          41.9%            66.7%            91.2%           57.1%            13.8%
Site 5         Run 1          N/A              46.2%            70.3%           50.0%            7.6%
               Run 2          N/A              37.2%            74.3%           50.0%            6.7%
               Run 3          N/A              42.9%            68.7%           100.0%           7.1%
Site 6         Run 1          34.4%            60.5%            88.6%           71.1%            10.4%
               Run 2          32.6%            62.9%            84.2%           72.7%            10.8%
               Run 3          30.7%            54.9%            84.8%           69.0%            10.5%

1. Review Rate: Average percent identified as QC Review at each laboratory using the global 10% QC Review rate.

- --------------------------------------------------------------------------------
HISTORICAL CONSISTENCY STUDY: EFFECTS CAUSED BY AGE OF SLIDES

The Historical Consistency Study was conducted to confirm the effects on the device, if any, caused by changes in staining and slide age. The results indicate no effects on the performance of the device (in terms of assignment of QC score) as a result of changes to slides caused by age or the consistency of staining over time.

- ----------------------------------
[*] Confidential treatment requested
                                       -9-
SmithKline Beecham Clinical Laboratories

                         CONCLUSIONS DRAWN FROM STUDIES

The results from the Clinical Evaluation Study, a masked, prospective study using the device in an intended-use mode, show that the AutoPap 300 QC System identifies a subset of manual screen negative Pap smear slides that have been enriched through computer selection for false negative slides. A manual screening of this enriched subset (10% of the total manual screen negative slides) will identify up to 50% of false negatives when compared to a 100% manual rescreen. This compares to the expected identification of only 10% of false negatives by a completely random 10% manual review.

In addition, the data results show that the device has a significant sensitivity to cancer slides and to biopsy-confirmed HSIL and cancer slides.

The sensitivity of the device over a random selection method was shown to be true under all studied review rates (10%, 15% and 20%) for all claimed diagnostic categories of false negatives (including ASCUS and AGUS) and at even higher efficiencies for those false negatives at severities of LSIL and above.

Acceptable sensitivities were demonstrated for all categories of abnormality across study sites; all the sensitivities were above the random selection proportions generated by the various thresholds selected for study. This consistent pattern of sensitivities above random selection ensured that the performance demonstrated in the intended-use prospective mode could be assured for any other combination of abnormal slides presented to the devise; thus, significant improvement over random could be expected for any laboratory's prevalence rate of abnormals and type of abnormalities and under any combination of cytotechnologist sensitivities at initial screening. The sensitivities of the device were further demonstrated on both current and archived abnormal slides.

The AutoPap 300 QC System demonstrated virtually identical sensitivities upon repeated processing of standard sets of slides. This consistency was demonstrated both in selected slide sets and in wide selections of archived abnormal slides.

The results demonstrate that this device detected a higher proportion of undetected abnormal slides than can be produced by random selection procedures.

                               MATERIALS REQUIRED

MATERIALS PROVIDED

The AutoPap 300 QC System consists of the following components:

         - AutoPap 300 QC Device
         - Nitrogen tank
         - Slide trays
         - Workstation:

                  Computer (CPU) Monitor, keyboard, mouse, mouse pad, Modem, Printer, Tape drive, Ethernet transceiver unit, Cart

         - Electronic Cables: Ethernet, printer to Ethernet, AutoPap to CPU, monitor to CPU, tape drive to CPU, modem to CPU, keyboard to CPU

- ----------------------------------
[*] Confidential treatment requested
                                      -10-
SmithKline Beecham Clinical Laboratories

         - Power strip (6-outlet)

         - Power cords: Instrument, CPU, monitor, printer, tape drive, modem

Additional items supplied:

         - Printer paper (starter package)
         - Head cleaning tape
         - Slide barcode labels
         - Backup tapes
         - SCSI bus terminator
         - Air filters
         - Line protector and/or power supply (optional, at additional cost)

MATERIALS REQUIRED BUT NOT PROVIDED

         - Dedicated 20 amp power line
         - Dedicated 15 amp power line
         - Telephone line
         - Dustproof bins to store empty slide trays
         - 70% Isopropyl Alcohol
         - Cotton swabs or soft bristle brush
         - Lint-free cloth
         - Glass cleaning solution (non-alcohol based)

                                     STORAGE

Do not expose the system to direct sunlight or temperature extremes (i.e., air flow from heating or cooling systems).

                    TECHNICAL SERVICE AND PRODUCT INFORMATION

For technical service and assistance related to use of the AutoPap 300 QC System, contact NeoPath, Inc.:

   Telephone:        1-800-NEOPATH (outside Washington State)
                    (1-800-636-7284) or
                     1-206-869-7284 (inside Washington State)

   Fax:              1-206-869-5325

                     NeoPath, Inc., 8271 - 154th Ave. NE
                     Redmond, Washington  98052, USA, 1-800-NEOPATH
                     (206) 869-7284/Fax (206) 869-5325

(C)1996 NeoPath, Inc.
NeoPath(R) and AutoPap(R) are registered trademarks of NeoPath, Inc.
U.S. Patent Numbers 5,315,700 and 5,361,140. Other U.S. and foreign patents pending. 041-091395R2

- ----------------------------------
[*] Confidential treatment requested
                                      -11-
SmithKline Beecham Clinical Laboratories

                                  NEOPATH, INC.

STANDARD TERMS AND CONDITIONS

1. AGREEMENT. These Terms and Conditions, together with any order or other agreement signed by both NeoPath, Inc. ("NeoPath") and the customer ("Customer") (collectively, the "Agreement") govern all purchase and sale, rental, lease,
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expressly conditioned on Customer's agreement to the terms and conditions of this Agreement.

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pay for, all Products and Services ordered by Customer pursuant to an order
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Product will be free from defects in materials and workmanship. This warranty will not apply to any Product that (a) has not been operated and maintained in
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arising out of the negligence of Customer or any third party.

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Product and associated software of any patent arising under the laws of the
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the Product, provided that Customer: gives NeoPath prompt written notice of the claim; allows NeoPath to assume control of the defense and settlement of the claim; assists and cooperates with NeoPath in connection with the defense and settlement of the claim; complies with any court order or settlement made in connection with the claim (e.g., as to future use of any infringing Product); and does not settle the claim without NeoPath's prior written consent. This paragraph will not apply to any claim resulting from any use in connection with any equipment or other items not furnished by NeoPath or from any use not in conformity with applicable instructions and manuals.

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NEOPATH AND THE REMEDIES OF CUSTOMER SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE
AND IN SUBSTITUTION FOR, AND CUSTOMER HEREBY WAIVES, RELEASES, AND DISCLAIMS, ALL OTHER WARRANTIES, OBLIGATIONS, AND LIABILITIES OF NEOPATH AND ALL OTHER RIGHTS, CLAIMS, AND REMEDIES OF CUSTOMER AGAINST NEOPATH, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE PRODUCTS AND ANY OTHER GOODS OR SERVICES DELIVERED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE; (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE

(ACTIVE, PASSIVE, OR IMPUTED), PRODUCT LIABILITY, OR STRICT LIABILITY OF NEOPATH; AND (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY FOR INFRINGEMENT.

12. EXCUSED PERFORMANCE. NeoPath will not be responsible for or be considered to be in breach of or default under this Agreement on account of any cause beyond
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diligence, to procure materials, parts, equipment, or services).

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CONSEQUENTIAL, OR INDIRECT DAMAGES, OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR
OTHER FINANCIAL LOSS, ARISING OUT OF OR IN CONNECTION WITH ANY PRODUCT OR OTHER GOODS OR SERVICES FURNISHED UNDER THIS AGREEMENT.

14. SOFTWARE. NeoPath retains title to all software, computer programs and other software furnished with any Product. Customer will use such software only in conjunction with the use or operation of such Product and in accordance with applicable instructions and manuals furnished by NeoPath. Customer will not copy, modify, make any derivative work based upon, publish or distribute any such software. Further, Customer will not reverse engineer, decompile or attempt to discover or recreate any source code to any such software.

15. INTELLECTUAL PROPERTY RIGHTS. The Products involve valuable patent, copyright, trademark, trade secret and other intellectual property rights of
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pursuant to this Agreement. Customer will not attempt to reverse engineer any
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16. CONFIDENTIAL INFORMATION. NeoPath may disclose to Customer certain trade secret, proprietary or confidential information ("Confidential Information"). Except as otherwise authorized by NeoPath in writing, Customer will use such Confidential Information only for the purposes for which it is disclosed by NeoPath, will not disclose it to any third party and will take appropriate steps
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otherwise knows or has reason to know that the same is trade secret, proprietary or confidential.

17. TRANSFERS. NeoPath retains title to all Products. Customer will not ship or otherwise transfer any Product to any third Party or to any location other than the location to which it is shipped by NeoPath, without prior written approval of NeoPath.

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of this Agreement will not affect the other provisions hereof, and this
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reference to its choice of law principles. The U.N. Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, between NeoPath and Customer with regard to the Products. No amendment, modification, or waiver of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound.

                                       -2-